Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (Form S-8, No. 333-89576) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the Registration Statement (Form S-8, No. 333-89580) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers and the Registration Statement (Form S-8, No. 333-107775) pertaining to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan and the Registration Statement (Form S-8, No. 333-113284) pertaining to the EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors of our report dated February 4, 2004, with respect to the consolidated statement of operations, shareholders’ equity and cash flows and financial statement schedule included in this Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2003.
/s/ Ernst & Young LLP
Charlotte, North Carolina
March 7, 2006